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                                                                EXHIBIT 3.2

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          THE A CONSULTING TEAM, INC.
           (Pursuant to Section 807 of the Business Corporation Law)



     THE UNDERSIGNED, being the holder of all of the outstanding shares of The A Consulting Team, Inc. entitled to vote on the restatement of the Certificate of Incorporation, does hereby certify as follows:

     1. The name of the corporation is The A Consulting Team, Inc. (the "Corporation"). The name under which the Corporation was originally formed was Software Ben-Tov, Inc.

     2. The certificate of incorporation of Software Ben-Tov, Inc. was filed by the Department of State of the State of New York on February 16, 1983 and amended on April 26, 1993.

     3. The certificate of incorporation, as amended, is hereby further amended and changed to effect certain of the amendments and changes authorized by the Business Corporation Law, to wit:

               (a)  To change its corporate purpose.

               (b) To increase the aggregate number of shares of capital stock which the Corporation shall have authority to issue;

          (c) To increase the number of shares of common stock which the Corporation shall have the authority to issue, all of which are no par value, from two hundred (200) shares, 10 of which are issued and 190 are unissued, to 10,000,000 shares at $0.01 par value, of which 10 shares are issued at a par value of $0.01, and 9,999,990 are unissued at a par value of $0.01; the rate of change for the issued shares will be 1 to 1; and the rate of change for the unissued shares will be 52,632 to 1;

          (d) To designate an additional class of shares which the Corporation shall have the authority to issue, all of which are designated preferred shares, the aggregate number of which shall be 2,000,000, each of which is $0.01 par value;

          (e) To provide that the Corporation's Board of Directors shall have the authority to issue the preferred shares in series, to establish the number of shares to be included
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in each such series, and to fix the designations, relative rights, preferences and limitations of any shares of any series thereof;

          (f) To provide for a change in the post office address to which the Secretary of State shall mail a copy of any process against the Corporation;

               (g) To provide that no holder of any of the shares of any class of the Corporation shall have any preemptive rights; and

               (h) To provide for indemnification by the Corporation and to limit the liability of directors to the Corporation.

          4.   To accomplish the foregoing amendments:

          (a) Article SECOND relating to the purpose of the Corporation, Article FOURTH relating to the authorized shares of the Corporation and Article FIFTH relating to the address for receipt of a copy of process are amended to read as set forth in the same numbered Articles of the Certificate of Incorporation of the Corporation as hereinafter restated; and

          (b) New Article SIXTH relating to preemptive rights of shareholders, and new Article SEVENTH relating to indemnification by the Corporation and personal liability of directors as set forth in the same numbered Articles of the Certificate of Incorporation of the Corporation as hereinafter restated.

          5. The text of the Certificate of Incorporation, as amended, is hereby restated as further amended and changed herein to read in its entirety as follows:



                          CERTIFICATE OF INCORPORATION

                                       OF

                          THE A CONSULTING TEAM, INC.
           (Pursuant to Section 807 of the Business Corporation Law)



          FIRST:    The name of the Corporation is The A Consulting Team, Inc.
(the "Corporation").


          SECOND:   The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York; provided, however, that the Corporation is not

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formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.


          THIRD:    The office of the Corporation is to be located in the City of New York, County of New York and State of New York.


          FOURTH:   The aggregate number of shares of capital stock which the
Corporation shall have authority to issue is 12,000,000 shares, all of which are $0.01 par value, of which 10,000,000 shares shall be designated "Common Stock" and 2,000,000 shares of which shall be designated "Preferred Stock."

          (a)  Common Stock.
               ------------

          (1) Subject to the rights of any other class or series of stock, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          (2) Subject to such rights of any other class or series of securities as may be granted from time to time, the holders of shares of Common Stock shall be entitled to receive all the assets of the Corporation available for distribution to shareholders in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, ratably, in proportion to the number of shares of Common Stock held by them. Neither the merger or consolidation of the Corporation into or with any other corporation nor the merger or consolidation of any other corporation into or with the Corporation nor the sale, lease, exchange or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the assets of the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

          (3) Subject to such voting rights of any other class or series of securities as may be granted from time to time pursuant to this Certificate of Incorporation, any amendment thereto, or the provisions of the laws of the State of New York governing business corporations, voting rights shall be vested exclusively in the holders of Common Stock. Each holder of Common Stock shall have one vote in respect of each share of such stock held.

          (b) Preferred Stock.   The Board of Directors of the Corporation is
              ---------------
authorized, subject to limitations prescribed by law and the provisions of this Certificate of Incorporation, to provide for the issuance of the Preferred Stock in series, and by filing a certificate pursuant to the New York Business Corporation Law, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

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          (1)  The number of shares constituting that series and the distinctive designation of that series;

          (2) Whether the holders of shares of that series shall be entitled to receive dividends and, if so, the rates of such dividends, the conditions under which and the times such dividends may be declared or paid, any preference of any such dividends to, and the relation to, the dividends payable on any other class or classes of stock or any other series of the same class and whether dividends shall be cumulative or non-cumulative and, if cumulative, from which date or dates;

          (3) Whether the holders of shares of that series have voting rights in addition to the voting rights provided by law and, if so, the terms and conditions of exercise of such voting rights;

          (4) Whether shares of that series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the date or dates when such shares shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, the price or prices of or the rate or rates at which shares of such series shall be so convertible or exchangeable, and any adjustments which shall be made, and the circumstances in which any such adjustments shall be made, in such conversion or exchange prices or rates;

          (5) Whether the shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (6) Whether the shares of that series shall be subject to the operation of a retirement or sinking fund and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of that series, and the terms and provisions relative to the operation thereof;

          (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and any presence of any such rights to, and the relation to, the rights in respect thereto of any class or classes of stock or any other series of the same class; and

          (8) Any other relative rights, preferences and limitations of that series; provided, however, that if the stated dividends and amounts payable on liquidation with respect to shares of any series of the Preferred Stock are not paid in full, the shares of all series of the Preferred Stocks shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets (other than by way of dividends) in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

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          FIFTH:    The Secretary of State is designated as the agent of the
Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is The A Consulting Team, Inc, 200 Park Avenue South, New York, New York 10003, Attn: Shmuel BenTov.


          SIXTH:    No holder of any of the shares of any class of the
Corporation shall have any preemptive rights and, as such, no holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any part thereof, to any said holder.


          SEVENTH: (a) The Corporation shall be permitted to indemnify, and advance expenses to, any person whom it has the power to indemnify to the fullest extent permitted by law, and, to the extent consistent therewith, shall indemnify or advance expenses to any such person to the fullest extent required by or pursuant to any by-law of the Corporation, agreement, resolution of directors, resolution of shareholders, directors' officers' liability insurance policies, or any other form of indemnification agreement.

          (b) To the fullest extent now or hereafter permitted by law, directors of the Corporation shall not be liable to the Corporation or its shareholders for damages for any breach of duty in their capacity as directors.


          6. The amendments to, and restatement of, the Certificate of Incorporation of the Corporation herein provided for were authorized by the unanimous written consent of the sole member of the Board of Directors and the sole holder of all of the outstanding shares of the Corporation entitled to vote hereon.

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          IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Executed on this 30th day of July, 1997.


                              /s/ Shmuel BenTov
                              ------------------------------------------------
                              Shmuel BenTov, Shareholder, constituting the
                              holder of all of the outstanding shares entitled to vote on the Restatement of the Certificate of Incorporation of the Corporation

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